Exhibit 5
                                                       ---------


August 28, 1997


Smithfield Foods, Inc.
999 Waterside Drive
Suite 900
Norfolk, Virginia 23510


Ladies and Gentlemen:

I refer to an aggregate of 1,250,000 shares of Common Stock, par value $0.50 per share (the "Shares"), of Smithfield Foods, Inc., a Delaware corporation (the "Corporation"), and 1,250,000 Rights to Purchase Series A Junior Participating Preferred Stock, par value $1.00 per share (the "Rights"), each of which are the subject of a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). The Shares (and the Rights associated therewith) subject to the Registration Statement are to be issued under the Smithfield Foods, Inc. 1992 Stock Incentive Plan (the "Plan").

I have examined the originals, or a photostatic or certified copies, of such records of the Corporation, certificates of officers of the Corporation and of public officials and of such other documents as I have determined relevant and necessary as the basis for the opinion set forth below. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon my examination mentioned above, I am of the opinion that the Shares (and the Rights associated therewith) have been validly authorized for issuance and, when issued and sold in


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accordance with the terms set forth in the Registration Statement and the Plan, and, when (a) the Registration Statement has become effective under the Act, (b) the pertinent provisions of any applicable state securities law have been complied with, and (c) in the case of options issued under the Plan, the Shares have been paid for, the Shares (and the Rights associated therewith) so issued will be legally issued and will be fully paid and nonassessable.

This opinion is limited to the laws of the Commonwealth of Virginia and the General Corporation Law of the State of Delaware, and I disclaim any opinion as to the laws of any other jurisdiction. I further disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion. I express no opinion as to the applicable choice of law provisions contained in the Plan.

This opinion is rendered to you in connection with the issuance of the Common Stock and is solely for your benefit. This opinion may not be relied upon by any other person, firm, corporation or other entity for any purpose, without prior written consent.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,


/s/ MICHAEL H. COLE
-------------------------
Michael H. Cole, Esq.
Corporate Counsel
Smithfield Foods, Inc.